Exhibit 10.3

FOURTH (4TH) AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT made this               Jun-22-2021

BETWEEN:

THE MANUFACTURERS LIFE INSURANCE COMPANY

(hereinafter called the "Landlord")

OF THE FIRST PART,

and

REPARE THERAPEUTICS INC.

(hereinafter called the "Tenant")

OF THE SECOND PART,

WHEREAS pursuant to a Lease dated the 15th day of May, 2014 (the "Original Lease") between CIG III Technoparc Nominee Inc. (the "Prior Landlord") and Pharmascience Inc. (the "Prior Tenant"), as amended by a First Amendment to Lease Agreement dated the 24th day of November, 2016 (the "First Amendment"), the Prior Tenant leased certain premises located respectively on the ground floor of the building bearing civic address 7210 Frederick-Banting, in the City of Montreal (borough of Saint-Laurent), Province of Quebec (the "Building") comprising a Rentable Area of Nine Thousand Forty-Five (9,045) square feet and more particularly described in the Original Lease (the "Leased Premises"), for a term expiring on the 31st day of July, 2021 (the "Term"), unless otherwise terminated, the whole subject to and in accordance with the terms and conditions of the Lease;

WHEREAS as of the 7th day of June 2017, the Prior Tenant assigned all of its rights, titles and interests pertaining to the Building, the Leased Premises and to the Initial Lease and First Amendment to Repare Therapeutics Inc. (the "Tenant"), the whole in accordance with the terms and conditions set forth in the Assignment of Lease (the "Assignment");

WHEREAS the Prior Landlord assigned all its rights and interests pertaining to the Building and to the Lease to Manulife Canadian Property Portfolio (the "Landlord"), where upon the latter became the new owner of the Building, and ratified the Lease;

WHEREAS by a Second Amendment to Lease Agreement dated November 25th, 2019 (the "Second Amendment"), the Tenant leased additional temporary premises located respectively on the ground floor of the building bearing civic address 7150 Frederick-Banting, in the City of Montreal (borough of Saint-Laurent), Province of Quebec (the "Temporary Building") being Suite 100 and comprising a Rentable Area of One Thousand Seven Hundred Thirty-Three (1,733) square feet (the "Temporary Premises") for a term expiring on July 30th, 2020 (the "Temporary Term"), under the terms and conditions as further described in the Second Amendment;

WHEREAS by a Third Amendment to Lease Agreement dated January 8th 2021 (the "Third Amendment") the Landlord and Tenant extended the Temporary Term of the Temporary Premises for an additional four (4) months, expiring on April 30th, 2021 (the "Extended Temporary Term") with the option to extend such term on a monthly basis automatically once expired;

WHEREAS in virtue of the Presents, the Tenant wishes to amend the Lease and to extend the Term of the Leased Premises, the whole in accordance with the terms and conditions hereinafter set forth in this Fourth Amendment to Lease Agreement (the "Fourth Amendment").

WHEREAS the Original Lease, the Assignment, the First Amendment, the Second Amendment, the Third Amendment and the present Fourth Amendment are hereinafter collectively called the "Lease";

THE PARTIES HAVE AGREED AS FOLLOWS:

The Lease is amended as of the 1st day of August 2021 (the "Effective Date") as follows:

1. EXTENDED TERM OF THE LEASED PREMISES

1.1The term of the Fourth Amendment for the Leased Premises shall commence on the first (1st) day of August 2021 and shall expire on the thirty-first (31st) day of July 2025 (the "Extended Term").

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2. BASIC RENT

2.1 As and from the Effective Date until the end the Extended Term, the Tenant shall pay to the Landlord with respect to the Leased Premises an annual basic rent (the "Basic Rent") as follows:

(i)As of the Effective Date and until July 31st, 2023, the annual Basic Rent shall be the sum of One Hundred Fifty-Eight Thousand Two Hundred Ninety-Two Dollars ($158,292.00) per annum, payable in equal consecutive monthly instalments of Thirteen Thousand One Hundred Ninety-One Dollars ($13,191.00) such annual Basic Rent being calculated at the rate of Seventeen Dollars and Fifty Cents ($17.50) per rentable square foot of the deemed area of the Leased Premises, plus applicable taxes, payable on the 1st day of each calendar month in accordance with the provisions of the Lease, the first payment becoming due on the 1st day of August 2021.

(ii)As of the 1st day of August 2023 and until the end of the Extended Term being July 31st, 2025, the annual Basic Rent shall be the sum of One Hundred Sixty-Seven Thousand Three Hundred Twenty-Eight Dollars ($167,328.00) per annum, payable in equal consecutive monthly instalments of Thirteen Thousand Nine Hundred Forty-Four Dollars ($13,944.00) such annual Basic Rent being calculated at the rate of Eighteen Dollars and Fifty Cents ($18.50) per rentable square foot of the deemed area of the Leased Premises, plus applicable taxes, payable on the 1st day of each calendar month in accordance with the provisions of the Lease, the first payment becoming due on the 1st day of August 2023.

3. ADDITIONAL RENT

3.1 The Tenant covenants to pay to the Landlord, during the Extended Term of the Leased Premises, an Additional Rent estimated for the year 2021 at Eighteen Dollars and Forty Cents ($18.40) per rentable square foot of the rentable area of the Leased Premises.

4. CONDITIONS OF THE LEASED PREMISES

4.1 The Tenant acknowledges and agrees that he already occupies the Leased Premises and is entirely satisfied thereto. The Leased Premises are continuing to be occupied on an "as is" basis and the Landlord shall not be obliged to perform any work to and/or around the Leased Premises, save and except that the Landlord will replace the roof of the Building, which work shall not be considered as Landlord Work towards the Tenant, but as work towards the Building as a whole.

5. TENANT IMPROVEMENT ALLOWANCE

5.1 Provided the Tenant is not in default under the terms of the present Fourth Amendment and the Lease, the Landlord hereby agrees to contribute to a Tenant Improvement Allowance in accordance with the terms and conditions of Schedule "H" attached hereto.

6. BROKERAGE

6.1 The Landlord and the Tenant mutually warrant and represent to each other that there is no broker or leasing agent involved in the completion of the transaction leading to the execution of this Fourth Amendment.

7. SALE, DEMOLITION, RENOVATION AND CHANGES

7.1The term "Landlord" as used in this Lease, means only the owner for the time being of the Property, so that in the event of any sale or sales or transfer or transfers of the Property, or the making of any lease or leases thereof, or the sale or sales or the transfer or transfers or the assignment or assignments of any such lease or leases, previous landlords shall be and hereby are relieved of all covenants and obligations of the Landlord hereunder. It shall be deemed and construed without further agreement between the parties, or their successors in interest, or between the parties and the transferee or acquirer, at any such sale, transfer or assignment, or lessee on the making of any such lease, that the transferee, acquirer or lessee has assumed and agreed to carry out any and all of the covenants and obligations of the Landlord hereunder to the Landlord's exoneration, and the Tenant shall thereafter be bound to and shall attorn to such transferee, acquirer or lessee, as the case may be, as the Landlord under this Lease;

7.2Notwithstanding anything contained in this Lease to the contrary, in the event the Landlord intends to demolish or to renovate substantially all the Building, then the Landlord, upon giving the Tenant one hundred and eighty (180) days' written notice, shall have the right to terminate this Lease and this Lease shall thereupon expire on the expiration of one hundred and eighty (180) days from the date of the giving of such notice without compensation of any kind to the Tenant.

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7.3 The Landlord may own, or may acquire, lands or buildings contiguous to or near the Property and may at its option retain them separately or treat them as part of the Property. The Landlord may, from time to time, cease to treat as part of the Property any buildings or lands now forming part of the Property and may, from time to time, reinstate such part of the Property. The Landlord may create easements, burdens, restrictions and other encumbrances over the lands of the Property for the benefit of any contiguous or nearby lands. When any change or other event described in this section has been effected, the term "Property" as used herein shall refer to the Property as altered by such change or event.

8. SECURITY DEPOSIT

8.1 The Tenant shall remit to the Landlord a security deposit in the amount of Fifty-Four Thousand One Hundred Twenty Dollars ($54,120.00) plus applicable taxes (the "Security Deposit"), which shall stand as security for the payment by the Tenant of any and all present and future debts and liabilities of the Tenant to the Landlord and for the performance by the Tenant of all of its obligations arising under or in connection with this Fourth Amendment and the Lease (the “Debts, Liabilities and Obligations”).  The Landlord shall not be required to keep the deposit separate from its general funds. In the event of the Landlord disposing of its interest in the Lease, the Landlord shall credit the deposit to its successor and thereupon shall have no liability to the Tenant to repay the security deposit to the Tenant. Subject to the foregoing and to the Tenant not being in default under this Fourth Amendment and the Lease, the Landlord shall repay the security deposit to the Tenant without interest at the end of the Term or sooner termination of this Fourth Amendment provided that all Debts, Liabilities and Obligations of the Tenant to the Landlord are paid and performed in full, failing which the Landlord may on notice to the Tenant elect to retain the security deposit and to apply it in reduction of the Debts, Liabilities and Obligations and the Tenant shall remain fully liable to the Landlord for payment and performance of the remaining Debts, Liabilities and Obligations.

9. SCHEDULES

9.1 The provisions set forth in the following Schedule attached hereto shall form part of this Lease as if the same were embodied herein:

Schedule "G"	-	Environmental Management Plan
Schedule "H"	-	Additional Provisions

10.This Agreement shall be read together with the Lease and the parties confirm that, except as modified herein, all covenants and conditions in the Lease remain unchanged, unmodified and in full force and effect, and shall apply mutatis mutandis.

11.Any capitalized word or term not otherwise defined herein shall have the meaning given thereto in the Lease.

12.This Fourth Amendment and everything herein contained shall ensure to the benefit of and be binding upon the respective heirs, executors, administrators, successors, assigns and other legal representatives, as the case may be, of each of the parties hereto, and every reference herein to any party hereto shall include the heirs, executors, administrators, successors, permitted assigns and other legal representatives of such party, and where there is more than one tenant or there is a male or female party, the provisions hereof shall be read with all grammatical changes thereby rendered necessary and all covenants shall be deemed joint and several.

13.The parties agree, from time to time, to do or cause to be done all such things, and shall execute and deliver all such documents, agreements and instruments reasonably requested by another party, as may be necessary or desirable to complete the transaction contemplated by this Fourth Amendment and to carry out its provisions and intention.

14.This Lease and any amendments, supplements, extensions and other documents relating thereto (“Lease Documentation”) may be executed and delivered in either paper form or in digital form by facsimile transmission, electronic mail in “portable document format” (“.pdf”) form or an electronic signature platform such as www.docusign.com. Any such digital execution and delivery shall constitute effective execution and delivery of this Lease and such other Lease Documentation.   Provided however, in the event either the Landlord or the Tenant require this Lease or any other Lease Documentation in paper form with original signatures, upon request, the parties shall manually execute this Lease or such other Lease Documentation in paper form.

15.It is the express wish of the parties hereto that this Fourth Amendment shall be drafted in English. Les parties ont exigé que le présent Quatrième Amendement soit rédigé en langue anglaise.

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IN WITNESS HEREOF the parties hereto have executed this Fourth Amendment to Lease Agreement.

THE MANUFACTURERS LIFE INSURANCE COMPANY
(Landlord)

Per:	/s/ Stephen Nicoletti
Name:	Stephen Nicoletti
Title:	Manging Director, Eastern Canada

I/We have authority to bind the Corporation

REPARE THERAPEUTICS INC.
(Tenant)

Per:	/s/ Steve Forte
Name:	Steve Forte
Title:	EVP & CFO

I/We have authority to bind the Corporation

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SCHEDULE "G"

Environmental Management Plan

SECTION 1 - ENVIRONMENTAL OBJECTIVES

1.1	Definitions:

In this Lease;

(a)	“Environmental Objectives” shall mean those objectives more particularly set out in Sections 1.2 and 1.3 of this Schedule “G”.
(b)

“Tenant Construction Manual” shall mean that document (if any) prepared by the Landlord in respect of the Property or the Building which sets out rules, specifications, and procedures for the design and construction of improvements and alterations in and to the Leased Premises and elsewhere by the Tenant, as may be specified in such manual.

1.2	Context

The provisions of this Environmental Management Plan have been designed to encourage and promote the implementation of certain environmental objectives on the part of each of the Landlord and the Tenant.  A breach by either the Landlord or the Tenant of any of the provisions of this Environmental Management Plan (including, without limitation, any obligation in the Lease to comply with the Environmental Management Plan) on the part of either the Landlord or the Tenant to be observed or performed, as the case may be, shall not constitute a default under this Lease, but the party committing such breach agrees, to the extent possible under the circumstances, to use commercially reasonable efforts to co-operate with the other party to remedy such breach. 1.3 General Objectives

The Tenant acknowledges the Landlord’s intention to operate the Property and the Building so as to:

(a)	improve the health and wellbeing of tenants by managing indoor environmental quality;
(b)

reduce energy and water consumption, minimize waste production and maximize diversion, pursue third party sustainability certifications where appropriate, and take into consideration renewable energy sources, biodiversity and alternative transportation options;

(c)	minimize Greenhouse Gas emissions;
(d)	provide for the effective diversion of construction, demolition, and land-clearing waste from landfill and incineration disposal, and the recycling of tenant waste streams;
(e)	provide for the use of cleaning products certified in accordance with EcoLogoM (Canada), Green SealTM (United States) or equivalent standards; and
(f)	provide for the avoidance of high volatile organic compound (“VOC”) materials, furniture and improvements within the Property and the Building and individual tenant premises.

SECTION 2 – ENVIRONMENTAL MANAGEMENT PLAN IMPLEMENTATION

2.1The Tenant agrees to conduct its operations in the Building and within the Leased Premises in accordance with the following provisions and to use its reasonable commercial efforts to achieve the Environmental Objectives:

(a)	Minimize Environmental Impact
(i)

the Tenant shall take reasonable steps to minimize its electrical and water consumption within the Leased Premises such as, by way of example only, adopting conservation practices (e.g. reducing its use of lighting where unnecessary); the use of Energy Star® equipment; the types of lighting, lighting switches, sensors and zones as may be specified in the Tenant Construction Manual;

(ii)

the Tenant agrees to participate in Building recycling and waste reduction programs and to have a recycling plan or cause its contractor to have a recycling plan for any waste created in the demolition of existing Leasehold Improvements or improvements, installations, alterations and additions within the Leased Premises so as to minimize the amount of waste ending in landfill. The Landlord reserves the right to monitor and

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measure the amount of waste leaving the Building from the Leased Premises and going to landfill from time to time;
(iii)

the Tenant agrees to use adhere to building material or efficiency requirements set out in the Tenant Construction Manual in the completion of Leasehold Improvements and any subsequent improvements, installations, alterations and additions;

(iv)	the Tenant agrees to purchase renewable energy generated on site by the Landlord if available and offered at competitive market rates for electricity; and
(v)

the Tenant shall be entitled at any time or from time to time to specify in writing that it wishes to have its electrical power consumption sourced or offset from renewable energy sources, and if it shall elect to do so and the Landlord is able to accommodate, the cost of same shall be at the Tenant’s sole cost and expense, either payable directly by it to the supplier so chosen, or recoverable by the Landlord if paid by the Landlord as Additional Rent.

(b)	Support of Health and Wellbeing
(i)

the Tenant shall ensure that all work done within the Leased Premises by the Tenant or its representatives shall be undertaken in accordance herewith and with the Tenant Construction Manual. Notwithstanding the foregoing, the Tenant shall specify that all paints, sealants and adhesives used or to be used within the Leased Premises meet EcoLogoM (Canada), Green SealTM (United States) or equivalent standards so as to ensure no or low emissions of VOC’s within the Building;

(ii)	any cleaning products used the Tenant in the Leased Premises shall be certified in accordance with EcoLogoM (Canada), Green SealTM (United States) equivalent standards; and
(iii)

at the Tenant’s sole cost and expense, and subject to the approval of the Landlord acting reasonably, the Landlord agrees to purge Building air during a Tenant move in to minimize offgassing of wallpaper, carpet and furniture glues and dyes.

2.2The Tenant shall participate in Building recycling programs and take reasonable steps to minimize waste volumes. The Tenant agrees to provide the Landlord with such information as the Landlord may reasonably require on any waste and recycling services managed directly by the Tenant, such as paper shredding.

2.3The Landlord shall operate Building Common Areas and Facilities in accordance with, and use its reasonable efforts to cause other tenants to operate in conformity with, the Environmental Objectives.

2.4The Landlord will use commercially reasonable efforts to co-operate with the Tenant, at the Tenant’s sole cost, in the certification of the Leased Premises pursuant to any rating scheme, such as ASHRAE standard 189.1, Leadership in Energy and Environmental Design (“LEED”) Commercial Interiors (“LEED CI”) standard (as specified by the U.S. Green Building Council until adopted by the Canada Green Building Council) or equivalent standard as the Landlord may agree to, acting reasonably.

SECTION 3 – ENVIRONMENTAL ASSESSMENT AND REPORTING

3.1The Landlord and Tenant, acting reasonably and in good faith, agree to cooperate from time to time in determining compliance with the Environmental Objectives as set out in Section 1 herein and in refining such Environmental Objectives from time to time.  The Landlord and the Tenant agree to meet at least annually in order to determine and discuss the achievement of the Environmental Objectives for the Property, the Building and the Leased Premises and any further steps that could be taken to achieve the Environmental Objectives.

3.2The Landlord and the Tenant shall each provide a point of contact to discuss issues related to the Environmental Objectives and items in respect of sustainability and energy (such as, without limitation) retrofit projects, billing issues, energy efficiency upgrades and data access).  The points of contact can be reached at the respective address of the parties for notices and are initially:

Tenant sustainability contact:  Office Manager

Landlord sustainability contact:  Property Director

Either party may from time to time by notice in writing to the other change such point of contact.

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SCHEDULE "H"

Additional Provisions

1.	TENANT IMPROVEMENT ALLOWANCE

(a)

Considering that Landlord will proceed with the replacement of the roof of the Building during the Summer of 2022, Tenant shall also assess the condition of its own equipment on the roof and proceed with the replacement of the same. In order to induce the Tenant to do so, and provided that the Tenant is not in default, the Landlord agrees to reimburse the Tenant, as a tenant improvement allowance up to One Hundred Thousand Dollars ($100,000.00) (the “Tenant Improvement Allowance”) for the actual costs of the replacement of the Tenant’s Equipment on the roof of the Building ~~Leasehold Improvements~~ paid by the Tenant. The Tenant Improvement Allowance shall be paid together with any applicable sales tax or value added tax payable by the Landlord in connection with the Tenant Improvement Allowance (such as goods and services tax, and Quebec sales tax), if properly invoiced by the Tenant. The Tenant Improvement Allowance is for the purpose of offsetting all or part of the Tenant’s expenditure for ~~initial Leasehold Improvements~~ the replacement of the Tenant’s Equipment on the roof of the Building.  It is a condition precedent to the Landlord's obligation to pay the Tenant that a claim for the Tenant Improvement Allowance be made to, and the required deliveries received by, the Landlord before the expiry of the first (1st) year of the Extended Term.

(b)	The Tenant Improvement Allowance will be paid by the Landlord to the Tenant upon receipt by the Landlord of the claim and thirty (30) days after the later of the last of the following to occur:
i.

the completion by the Tenant of the replacement of the Tenant’s Equipment on the roof of the Building ~~all Leasehold Improvements~~ in accordance with drawings and specifications approved by the Landlord;

ii.

the Tenant has conducted its business from the majority of the Leased Premises continuously during normal business hours for a period equal to the greater of (i) one month or (ii) the minimum statutory period after completion of the replacement of the Tenant’s Equipment on the roof of the Building ~~Leasehold Improvements~~ for the registration of construction liens plus one day; and

iii.

the Tenant has provided to the Landlord complete “As-Built” drawings representing the replacement of the Tenant’s Equipment on the roof of the Building ~~Leasehold Improvements~~ installed, an engineer-approved air balance report (if required) and evidence satisfactory to the Landlord that all contractors, workmen, material and service suppliers and all other persons having claims against the Tenant for payment of work done or material or service supplied in connection with the Tenant's replacement of the Tenant’s Equipment on the roof of the Building have been paid in full.

(c)

The Landlord shall have the right but not an obligation, to pay any contractor, worker, material and service supplier and all other persons who have performed work or supplied material or service in connection with the replacement of the Tenant’s Equipment on the roof of the Building ~~Leasehold Improvements~~ if the Tenant has failed to do so, and the Tenant shall pay the Landlord on demand the amount the Landlord has so paid, unless such payment is made by the Landlord prior to the disbursing to the Tenant of the Tenant Improvement Allowance in which case the amount of such payment shall be deducted from the Tenant Improvement Allowance. Any amounts owing from the Tenant to the Landlord may be deducted from the Tenant Improvement Allowance.

(d)

If the total cost of the ~~Leasehold Improvements~~ replacement of the Tenant’s Equipment on the roof of the Building is less than the Tenant Improvement Allowance, the balance of the Tenant Improvement Allowance remaining after payment of the replacement of the Tenant’s Equipment on the roof of the Building ~~Tenant’s Work~~ will be applied by the Landlord towards the Tenant’s Basic Rent account. If the Tenant does not replace the Tenant’s Equipment on the roof of the Building ~~do any  Leasehold Improvements~~ and does not use the Tenant Improvement Allowance as outlined hereinabove, Tenant acknowledges that he forfeits the right to receive such a Tenant Improvement Allowance, and the sum shall not be applied towards Basic Rent or otherwise.

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2.	BASIC RENT-FREE PERIOD

(a)

The Tenant shall not be required to pay Basic Rent for a period of one (1) month during the Extended Term of this Fourth Amendment (the "Basic Rent-Free Period"); such Basic Rent-Free Period shall take place over the period during which the Landlord will carry work on the roof for its replacement.

(b)

All other terms and provisions of this Lease shall, however, remain in full force and effect during the Basic Rent-Free Period and thereafter including without limitation the payment of Additional Rent.

3.	PARKING

The Landlord grants to the Tenant the non-exclusive right to park vehicles belonging to its employees, servants, agents, contractors and invitees in the unreserved parking spaces in the common parking lot the front of the Building (the “Parking Facilities”), for the Extended Term of the Lease. The parking by the Tenant shall be subject to reasonable regulations of the Landlord. The Tenant undertakes to respect and ensure the respect of each of the following conditions applicable:

(a)	The Tenant covenants with Landlord:
i.	Not to cluster the Parking Facilities by its employees, servants, agents, contractors and invitees;
ii.	not to park temporarily or permanently any type of container in the back or the front of the Leased Premises or in the Parking Facilities;
iii.	not to restrict or hinder the use of any entrances or exits from the Parking Facilities or adjacent spaces;
iv.	to ensure that the parked vehicles do not leak oil, gas or any other materials onto the Parking Facilities floor or anywhere else on the Landlord's property;

(b)

The Landlord shall in no event be responsible for the safe custody of vehicles within the Parking Facilities nor for any property left in, on or about same nor for loss or theft of or damage to such vehicles or property, howsoever and by whomsoever caused, the same being within or about the Parking Facilities at all times at the risk and peril of their respective owners. The Tenant covenants to indemnify Landlord of and from all lawsuits, costs, claims and demands in respect of any such loss, theft or damage, howsoever and by whomsoever caused and made.

(c)	The Landlord will not be responsible for any failure to provide access to the Parking Facilities due to snow or other cause.

(d)	The Tenant shall be fully responsible for all damage it may cause to the Parking Facilities or any part thereon and shall assume all costs for any repairs or replacements necessitated by such damages.

(e)

Should the Landlord effect improvements, alterations, additions or repairs to the Parking Facilities, the Tenant shall permit same to be performed without being entitled to any indemnity or reduction in rental or any damages or compensation therefore. All such work shall be completed by the Landlord with reasonable dispatch.

4.	CANNABIS

(a)

Notwithstanding anything else contained in this Lease, the Tenant shall not use or permit to be used the Leased Premises or any part thereof: (i) for any use that is related to the production, sale, distribution, supply, management, operation or any other activity of any nature in respect of cannabis; or (ii) by any business or entity that is engaged in any of the foregoing activities.  Without limitation, the Landlord may arbitrarily or unreasonably withhold its consent to a request for a Transfer to any proposed Transferee who proposes to use the Leased Premises for any such use or that is engaged in any such activity.

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